Exhibit 99.1

Iteris Announces Acquisition of TrafficCast International, Inc.

SANTA ANA, Calif. – December 7, 2020 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today announced its acquisition of TrafficCast International, Inc. (TrafficCast), a privately held company headquartered in Madison, Wisconsin that provides travel information technology, applications and content to media, mobile technology, automotive and public sector customers throughout North America.

Under the terms of the purchase agreement, which closed on December 7, 2020, Iteris acquired TrafficCast for a total purchase price of $16.0 million to be paid in cash, with a $1.0 million earn-out over two years based on achievement of certain revenue targets. The agreement includes normal working capital and other adjustments. For the period ending September 30, 2020, TrafficCast recorded trailing 12-month revenue of $14.6 million and adjusted EBITDA of $1.2 million. Approximately 60% of the company’s total sales is related to its software products and is reported as annual recurring revenue.

TrafficCast operates two lines of business – commercial and public sector – each of which contributes about 50% of total revenue. Its commercial line of business develops software that collects, filters, and models real-time traveler information and traffic incident data for global media companies and other commercial customers. Its public sector line of business provides sensors and related software that helps state and local agencies measure, visualize, and manage traffic flow. The company’s management team has deep experience in traffic management systems, traffic flow theory and probe data technologies, as well as mobile services, digital content and media marketing.

“We are excited to welcome TrafficCast to the Iteris family,” said Joe Bergera, president and CEO of Iteris. “This acquisition further enhances Iteris’ leadership in the smart mobility infrastructure management market and provides us a strategic position in related commercial markets. Additionally, TrafficCast’s market-leading software and IoT devices, as well as its data ingestion, data science and analytics solutions, will enhance the capabilities of our ClearMobility™ Platform. Going forward, we plan to pursue additional acquisitions, like TrafficCast, that support our financial and strategic objectives.”

“The entire TrafficCast management team is thrilled about the acquisition by Iteris, which is a recognized leader in the smart mobility infrastructure management market,” said Al McGowan, CEO of TrafficCast. “As part of Iteris, TrafficCast’s extensive traffic intelligence experience, as well as our comprehensive suite of traveler information and traffic incident products and software applications, will continue to improve the lives of travelers throughout North America.”

About Iteris, Inc.

Iteris is the global leader in smart mobility infrastructure management – the foundation for a new era of mobility. We apply cloud computing, artificial intelligence, advanced sensors, advisory services and managed services to achieve safe, efficient and sustainable mobility. Our end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world to help ensure that roads are safe, travel is efficient, and communities thrive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Iteris Forward-Looking Statements

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," “should,” “will,” "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the impact and expected benefits of the acquisition of TrafficCast. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to retain, integrate and incentivize the acquired company’s personnel; difficulties or delays in integrating acquired operations and personnel (including those of TrafficCast); ability to achieve anticipated benefits from the transaction; competitive conditions in the markets we address; changes in demand and market requirements; our ability to maintain and grow existing contractual relationships on a cost-effective basis; and the impact of general economic, political and other conditions, including the impacts of COVID-19, in the markets we address. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Iteris Contact
Douglas Groves
Senior Vice President and Chief Financial Officer
Tel: (949) 270-9643
Email: dgroves@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com